Exhibit 16.2

                        [LETTERHEAD OF BDO CANADA LLP]


March 15, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the disclosure in the section "Changes in Registrants' Certifying Accountant" as included in Item 5.0 of the 10-Q Quarterly Report for the quarter ended January 31, 2010 of our former client, Yellowcake Mining Inc. We agree with the statements made in response to that
Item insofar as they relate to our Firm.

Very truly yours,


/s/ BDO Canada LLP
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Chartered Accountants